               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

         SMURFIT-STONE CONTAINER CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:

     ............................................................

     (2) Aggregate number of securities to which transaction applies:

     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     .......................................................

     (4) Proposed maximum aggregate value of transaction:

     .......................................................

     (5)  Total fee paid:

     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          .......................................................

          (2) Form, Schedule or Registration Statement No.:

          .......................................................

          (3) Filing Party:

          .......................................................

          (4) Date Filed:

          .......................................................

                                     [LOGO]

                      SMURFIT-STONE CONTAINER CORPORATION
                             150 N. MICHIGAN AVENUE
                          CHICAGO, ILLINOIS 60601-7568

                                                             April 23, 1999

     Dear Stockholder:

          You are cordially invited to attend our Company's 1999 Annual Meeting of Stockholders, which will be held on Thursday, May 27, 1999, at 1:00 p.m. (C.S.T.) at the Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

          Your vote is important and your shares should be represented at the meeting whether or not you are personally able to attend. Accordingly, you are requested to mark, sign, date and return the accompanying proxy promptly. Also, this year registered stockholders may vote for the first time by telephone. Instructions for using this convenient new service are set forth on the proxy card.

          On behalf of the Board of Directors, thank you for your continued support of Smurfit-Stone Container Corporation.

                                            Sincerely,

                                            MICHAEL W. J. SMURFIT
                                            MICHAEL W. J. SMURFIT
                                            Chairman of the Board

                      SMURFIT-STONE CONTAINER CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1999

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Smurfit-Stone Container Corporation, a Delaware corporation (the 'Company'), will be held on Thursday, May 27, 1999, at 1:00 p.m. (C.S.T.) at the Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri to act upon the following matters which are described more fully in the accompanying Proxy
Statement:

          1. The election of nine directors for terms of office expiring at the annual meeting of stockholders in 2000;

          2. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 1999; and

          3. Such other business as may properly come before the meeting and/or any adjournment or postponement thereof.

     All stockholders of record at the close of business on March 29, 1999 are entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment or postponement thereof.

     The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the ratification of the appointment of independent auditors of the Company for 1999; and, on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

     Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying the Secretary of the Company in writing at 150 N. Michigan Avenue, Chicago, Illinois 60601-7568, prior to the Annual Meeting, and if you attend the Annual Meeting you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

                                         By Order of the Board of Directors

                                         CRAIG A. HUNT
                                         CRAIG A. HUNT
                                         Secretary

Chicago, Illinois
April 23, 1999

                      SMURFIT-STONE CONTAINER CORPORATION

                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------

                    FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smurfit-Stone Container Corporation, a Delaware corporation (the 'Company'), 150 North Michigan Avenue, Chicago, Illinois 60601-7568, for use at the 1999 Annual Meeting of Stockholders to be held on Thursday, May 27, 1999 at 1:00 (C.S.T.) at the Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri (the 'Annual Meeting'). The Board of Directors of the Company urges that your proxy be executed and returned promptly in the enclosed envelope. This year, for the first time stockholders may also deliver proxies by calling a toll-free telephone number (1-800-840-1208). The telephone voting procedure is designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Instructions for voting by telephone are set forth on the enclosed proxy card.

     Any stockholder submitting a proxy may revoke such proxy (including a proxy by telephone) at any time prior to its exercise by notifying the Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his proxy, including a proxy by telephone, and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on March 29, 1999 will be entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment or postponement thereof. At the close of business on March 29, 1999, the Company had 215,209,173 outstanding shares of common stock, $.01 par value (the 'Common Stock'). Each share of Common Stock entitles the holder thereof to one vote.

     If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in favor of the election of the nine nominees named below to the Board of Directors of the Company and in favor of ratifying the appointment of Ernst & Young LLP as independent auditors for the Company for 1999 and with respect to any other matter that may properly come before the meeting, as the named proxies in their best judgement shall decide. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of the Common Stock (107,604,587 shares) will constitute a quorum for the transaction of business at the Annual Meeting. Directors will be elected by a plurality of the voting power represented and entitled to vote at the meeting and the ratification of the appointment of independent auditors will be determined by the affirmative vote of the majority of the voting power represented and entitled to vote at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum and in the sense that such proxies will not be counted towards the number of votes required for any nominee's election. An instruction to 'abstain' from voting on the proposal to ratify the appointment of independent auditors will be treated as shares present and will have the same effect as a vote against the proposal. Broker non-votes will not be considered 'entitled to vote' on the proposal to ratify the appointment of independent auditors; therefore, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal.

     As noted under the 'Principal Stockholders' section herein, as of the close of business on March 29, 1999, Smurfit International B.V., an entity organized under the laws of the The Netherlands ('SIBV'), and certain of its subsidiaries owned approximately 33.3% of the outstanding Common Stock and The Morgan Stanley Leveraged Equity Fund II, L.P. ('MSLEF II') and certain related entities were the owner of approximately 7.4% of the outstanding Common Stock. SIBV and MSLEF II have advised the Company that they intend to vote their respective shares of Common Stock FOR the nominees of the Board of Directors named herein, and FOR the ratification of the appointment of independent auditors. SIBV is an indirect wholly-owned subsidiary of Jefferson Smurfit Group plc, a public corporation organized under the laws of the Republic of Ireland ('JS Group'), which, through its subsidiaries, is principally an integrated manufacturer and converter of paper and board. MSLEF II is a Delaware limited partnership investment fund formed to make investments in industrial and other companies. See 'Principal Stockholders' and 'Certain Transactions.'

     This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about April 23, 1999.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     On November 18, 1998, a wholly-owned subsidiary of the Company merged (the 'Merger') with Stone Container Corporation ('Stone'), and the name of the Company was changed from Jefferson Smurfit Corporation ('JSC') to Smurfit-Stone Container Corporation. The Board of Directors prior to the Merger (the 'JSC Board') was comprised of ten members pursuant to the terms of a Stockholders Agreement between SIBV and MSLEF II and certain related entities, which terminated at the effective time of the Merger. The Board of Directors following the Merger (the 'SSCC Board') consisted of twelve members pursuant to the Amended and Restated Bylaws of the Company (the 'Bylaws'), which took effect as of the effective time of the Merger. Pursuant to Article 5 of the Bylaws, representatives of JSC nominated six (6) directors, representatives of Stone nominated five (5) directors ('Stone Directors') and representatives of MSLEF II nominated one (1) director (the 'MSLEF Director'). As of March 31, 1999, Roger
W. Stone, Matthew S. Kaplan and Dionisio Garza (all of whom were Stone Directors) resigned from the SSCC Board. Mr. Stone's resignation caused the occurrence of the 'Article 5 Termination Date' as defined in Article 5 of the Bylaws, and all of the provisions set forth therein governing the composition of the SSCC Board and its committees terminated on such date, except as provided therein. As a result, the SSCC Board has voted to reduce its size from twelve members to nine members effective as of the time of the Annual Meeting.

     Set forth below is information concerning the nine nominees for director. For purposes of the Bylaws, Alan E. Goldberg has been designated to be the nominee to serve as the MSLEF Director. Pursuant to a Voting Agreement dated May 10, 1998 (the 'Voting Agreement') each of SIBV and MSLEF II are obliged to vote their respective shares of Common Stock in favor of Mr. Goldberg's election to the Board of Directors as the MSLEF Director. See 'Certain Transactions -- Board Membership.' The Board of Directors of the Company recommends a vote FOR these nine nominees. If elected, each nominee will serve until the annual election of directors in the year 2000 or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. All of the nominees are presently members of the Board of Directors of the Company and have been approved unanimously by the Board of Directors of the Company for re-election. If any of the nominees are unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees, as may be nominated by the Board of Directors.

   NOMINEES FOR DIRECTORS TO BE ELECTED AT THE 1999 ANNUAL MEETING FOR TERMS
                                EXPIRING IN 2000

                 NAME & YEAR
                FIRST ELECTED
                 A DIRECTOR                                PRINCIPAL OCCUPATION AND OTHER INFORMATION
---------------------------------------------  ------------------------------------------------------------------
Ray M. Curran
1998.........................................  Mr. Curran, born May 13, 1946, was named to succeed Roger W. Stone as President and Chief Executive Officer of the Company as of
                                                 April 1, 1999. He was Executive Vice President and Deputy Chief
                                                 Executive Officer from November 1998 until March 31, 1999. He was Financial Director of JS Group from February 1996 to
                                                 November 1998 and, prior to that served as Chief Financial
                                                 Officer of JS Group since 1992.
Richard A. Giesen
1998.........................................  Mr. Giesen, born October 7, 1929, is Chairman of the Board and
                                                 Chief Executive Officer of Continental Glass & Plastic, Inc. Mr.
                                                 Giesen is a director of GATX Corporation and Chairman and Chief
                                                 Executive Officer of Continere Corporation, and served as a director of Stone from 1974 to 1998.

                 NAME & YEAR
                FIRST ELECTED
                 A DIRECTOR                                PRINCIPAL OCCUPATION AND OTHER INFORMATION
---------------------------------------------  ------------------------------------------------------------------
Alan E. Goldberg
1989.........................................  Mr. Goldberg, born September 1, 1954, has been Chairman and Chief
                                                 Executive Officer of Morgan Stanley Dean Witter Capital Partners
                                                 since February 1998. Prior thereto, he was co-head of MSDW
                                                 Capital Partners. He has been a Managing Director of Morgan
                                                 Stanley & Co. Incorporated since January 1988. Mr. Goldberg also serves as a director of Amerin Corporation, Allegiance Telecom,
                                                 Inc., Catalytica, Inc., Equant, N.V. and several private
                                                 companies.
Richard W. Graham
1997.........................................  Mr. Graham, born November 25, 1934, is the former President and
                                                 Chief Executive Officer of JSC, having served from January 1997 until November 1998. He was President of JSC from July 1996 to
                                                 December 1996 and Senior Vice President from February 1994 to
                                                 July 1996. Prior to that, he held various positions in the
                                                 Folding Carton and Boxboard Mill Division, including Vice
                                                 President and General Manager from February 1991 to January
                                                 1994.
James J. O'Connor
1998.........................................  Mr. O'Connor, born March 15, 1937, is the former Chairman and
                                                 Chief Executive Officer of Unicom Corporation and its
                                                 subsidiary, Commonwealth Edison Company. He is a director of
                                                 Corning Incorporated, Everen Capital Corporation, Scotsman
                                                 Industries, Inc., The Tribune Company, United Airlines, and
                                                 various other Chicago-based businesses, cultural and charitable organizations.
Jerry K. Pearlman
1998.........................................  Mr. Pearlman, born March 27, 1939, is the retired Chairman of the
                                                 Board and Chief Executive Officer of Zenith Electronics
                                                 Corporation. Mr. Pearlman is a director of Ryerson-Tull Inc.,
                                                 Royal Packaging Industries Van Lier NV and Parsons Group L.L.C.,
                                                 and served as director of Stone from 1984 to 1998.
Thomas A. Reynolds, III
1997.........................................  Mr. Reynolds, born May 12, 1952, has been a Partner since 1984 with Winston & Strawn, a law firm that regularly represents the
                                                 Company on numerous matters. Mr. Reynolds is an adjunct faculty member in trial advocacy at Northwestern University School of
                                                 Law. He also serves as Director of Georgetown University.
Dermot F. Smurfit
1998.........................................  Dr. Dermot F. Smurfit, born October 8, 1944, has been Joint Deputy
                                                 Chairman of JS Group since January 1984 and World Vice
                                                 President -- Marketing and Sales since July 1997. Prior to July
                                                 1997, he held various senior positions in JSGroup. Dr. Dermot
                                                 Smurfit is also a member of the Board of the Confederation of
                                                 European Paper Industries, Aon BV & Aon Groupe Netherlands and
                                                 ACE Ltd. He is a brother of Dr. Michael W. J. Smurfit.
Michael W. J. Smurfit
1989.........................................  Dr. Michael W. J. Smurfit, born August 7, 1936, is Chairman of the
                                                 Board of Directors of the Company. He has been Chairman and
                                                 Chief Executive Officer of JS Group since 1977. Dr. Smurfit was
                                                 Chief Executive Officer of the Company prior to July 1990. He is a brother of Dr. Dermot F. Smurfit.

                      INFORMATION AS TO EXECUTIVE OFFICERS

     MICHAEL W. J. SMURFIT -- See Nominees for Director.

     RAY M. CURRAN -- See Nominees for Director.

     PETER F. DAGES, born December 13, 1950, was appointed Vice President and General Manager -- Corrugated Container Division in April, 1999. Mr. Dages was Vice President and Regional Manager of the Corrugated Container Division of Stone from 1996 until April 1999. Prior to that he held various managerial positions in the Corrugated Container Division of Stone since 1991.

     JAMES D. DUNCAN, born June 12, 1941, was appointed Vice President and General Manager -- Specialty Packaging Division in November 1998. Mr. Duncan was Vice President and General Manager -- Industrial Packaging Division from October 1996 to November 1998. He was Vice President and General Manager, Converting Operations -- Industrial Packaging Division from April 1994 to October 1996 and served as General Manager, Converting Operations -- Industrial Packaging Division from February 1993 to April 1994. Prior to that, he was President and Chief Executive Officer of Sequoia Pacific Systems, an affiliate of JS Group, which he joined in August 1989.

     MICHAEL F. HARRINGTON, born August 6, 1940, has been Vice
President -- Employee Relations since January 1992. Prior to joining the Company, he was Corporate Director of Labor Relations/Safety and Health with Boise Cascade Corporation for more than 5 years.

     CHARLES A. HINRICHS, born December 3, 1953, has been Vice President and Treasurer since April 1995. Prior to joining the Company, he was employed by The Boatmen's National Bank of St. Louis for 13 years, where most recently he was Senior Vice President and Chief Credit Officer.

     CRAIG A. HUNT, born May 31, 1961, has been Vice President, Secretary and General Counsel since November 1998. Prior to that he was Senior Counsel and Assistant Secretary from January 1993 until November 1998. He joined the Company in 1990 as Staff Counsel.

     PAUL K. KAUFMANN, born May 11, 1954, was named Vice President and Corporate Controller in July 1998. He was Corporate Controller from March 1998 to July 1998. Prior to that he was Division Controller for the Containerboard Mill Division from November 1993 until March 1998. Prior to that, he held other accounting positions since joining the Company in 1990.

     JAY D. LAMB, born September 25, 1947, was appointed Vice President and General Manager of Smurfit Newsprint Corporation ('SNC') in May 1996. He was Director of Operations of SNC from May 1995 to May 1996. Prior to that, he held various accounting and managerial positions with SNC since joining the Company in 1970.

     LESLIE T. LEDERER, born July 20, 1948, has been Vice President -- Strategic Investment Dispositions since November 1998. He was Vice President, Secretary and General Counsel of Stone from 1987 to November 1998.

     F. SCOTT MACFARLANE, born January 17, 1946, has been Vice President and General Manager -- Folding Carton and Boxboard Mill Division since November 1995. He served as Vice President and General Manager of the Folding Carton Division from December 1993 to November 1995. Prior to that, he held various managerial positions within the Folding Carton Division since joining the Company in 1971.

     TIMOTHY MCKENNA, born March 25, 1948, was named Vice President -- Investor Relations and Communications in July 1997. He joined the Company in October 1995 as Director of Investor Relations and Communications. Prior to joining the Company, he was employed by Union Camp Corporation for 14 years, where most recently he was Director of Investor Relations.

     PATRICK J. MOORE, born September 7, 1954, was named Vice President and Chief Financial Officer of the Company in October 1996. He was Vice President and General Manager -- Industrial Packaging Division from December 1994 to October 1996. He served as Vice President and Treasurer from February 1993 to December 1994 and was Treasurer from October 1990 to February 1993. He joined the Company in 1987 as Assistant Treasurer.

     THOMAS A. PAGANO, born January 21, 1947, was named Vice
President -- Planning in May 1996. He was Director of Corporate Planning from September 1995 to May 1996. Prior to that, Mr. Pagano held various managerial positions within the Company's Container Division since joining the Company in 1971, including Area Regional General Manager from January 1994 to September 1995.

     JOHN M. RICONOSCIUTO, born September 4, 1952, has been Vice President and General Manager -- Bag Packaging Division since November 1998. He was Vice President and General Manager -- Industrial Bag and Specialty Packaging Division of Stone from January 1997 to November 1998. From July 1995 to January 1997, he was Vice President and General Manager of the Multiwall Group of Stone, and prior to that, Vice President of Marketing and Specialty Packaging of the Industrial and Specialty Packaging Division of Stone since 1993.

     DAVID C. STEVENS, born August 11, 1934, has been Vice President and General Manager -- Smurfit Recycling Company since January 1993. Prior to that, he was General Sales Manager for the Reclamation Division since joining the Company in 1987.

     WILLIAM N. WANDMACHER, born September 12, 1942, has been Vice President and General Manager -- Containerboard Mill Division since January 1993. He served as Division Vice President -- Medium Mills from October 1986 to January 1993. Prior to that, he held various positions in production, plant management and planning since joining the Company in 1966.

                      BOARD AND BOARD COMMITTEE MEETINGS,
                      COMMITTEE FUNCTIONS AND COMPOSITION

     Each non-employee director receives as compensation for serving on the SSCC Board an annual fee of $35,000, travel expenses in connection with attendance at Board meetings, and also received a grant of options to purchase 3,000 shares of Common Stock on December 29, 1998. Directors who are employees of the Company do not receive any additional compensation by reason of their membership on, or attendance at, meetings of the Board. The JSC Board held five meetings in 1998, and the SSCC Board held one meeting in 1998.

     The SSCC Board has appointed an Audit Committee, a Compensation Committee and certain other committees. The number of meetings held by these committees, their functions and the members of the Board serving on such committees are set forth below. Committee members do not receive additional compensation for committee service or attendance at committee meetings.

     The Audit Committee is responsible for making recommendations to the Board of Directors regarding the independent auditors to be appointed for the Company, meeting with the independent auditors, the director of internal audit and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audits of the independent auditors and internal auditors and reviewing and reporting on the results of such audits to the Board of Directors. The members of the Audit Committee of the SSCC Board are Messrs. Giesen, O'Connor and Reynolds. The Audit Committee of the JSC Board held two meetings during 1998. The Audit Committee of the SSCC Board did not meet in 1998.

     The Compensation Committee is responsible for overseeing the administration of executive compensation programs and determining the compensation of the executive officers, including the Chairman, Chief Executive Officer, Chief Financial Officer, and certain other senior executives. The members of the Compensation Committee of the SSCC Board are Messrs. Goldberg, Pearlman and Reynolds. The Compensation Committees of the JSC Board and the SSCC Board each held one meeting during 1998.

     The SSCC Board maintains an Independent Committee to evaluate and recommend certain transactions between the Company and JS Group and its subsidiaries, which consists of Messrs. Goldberg, O'Connor, Pearlman and Reynolds. The SSCC Board also maintains two Supervisory Committees to monitor compliance by JS Group and MSLEF, respectively, with the terms of the Standstill Agreement between such parties and the Company. The JSG Supervisory Committee, which monitors compliance by JS Group, consists of Messrs. Giesen, Goldberg and Pearlman. The MSLEF Supervisory Committee, which is to monitor compliance by MSLEF, consists of all directors other than Mr. Goldberg. Neither of the Supervisory Committees nor the Independent Committee held any meetings in 1998. See 'Certain Transactions -- Standstill Agreement.'

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth certain information regarding the beneficial ownership of the Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's voting stock as of March 29, 1999. Except as set forth below, the stockholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

                                                                                 AMOUNT AND
                                                                                 NATURE OF     PERCENT OF
                             NAME AND ADDRESS OF                                 BENEFICIAL      COMMON
                               BENEFICIAL OWNER                                  OWNERSHIP       STOCK
------------------------------------------------------------------------------   ----------    ----------

SIBV .........................................................................   71,638,462       33.3%
  Smurfit International B.V.
  Strawinskylaan 2001
  Amsterdam 1077ZZ, The Netherlands
MSLEF II Associated Entities .................................................   15,820,101        7.4%
  c/o Morgan Stanley & Co. Incorporated
  1221 Avenue of the Americas
  New York, NY 10020
Wellington Management Company, LLP ...........................................   15,314,050        7.1%
  75 State Street
  Boston, MA 02109
Vanguard Windsor Funds .......................................................   14,816,350        6.9%
  P.O. Box 2600
  Valley Forge, PA 19482-2600
J.P. Morgan & Co., Incorporated ..............................................   10,798,802        5.0%
  60 Wall Street
  New York, NY 10260

SECURITY OWNERSHIP OF MANAGEMENT

     The table below sets forth certain information regarding the beneficial ownership of the Common Stock as of March 1, 1999 for (i) each of the nominees for director, (ii) each of the Named Executive Officers (as defined below), and
(iii) all directors and executive officers of the Company as a group.

                                                                                SHARES OF COMMON STOCK
                                                                             -----------------------------
                                                                               AMOUNT AND
                                                                                NATURE OF       PERCENT OF
                                                                               BENEFICIAL         COMMON
                             BENEFICIAL OWNER                                OWNERSHIP(a)(b)     STOCK(c)
--------------------------------------------------------------------------   ---------------    ----------

Michael W. J. Smurfit(d)..................................................      1,059,246           0.5%
Ray M. Curran.............................................................         90,000             *
Roger W. Stone............................................................      2,075,304           1.0%
Richard W. Graham.........................................................        842,016           0.4%
Richard A. Giesen.........................................................         15,163             *
Alan E. Goldberg(e).......................................................              0             *
James J. O'Connor.........................................................          7,000             *
Jerry K. Pearlman.........................................................          7,694             *
Thomas A. Reynolds, III...................................................              0             *
Dermot F. Smurfit(d)......................................................         91,000             *
Patrick J. Moore..........................................................        336,016           0.2%
F. Scott Macfarlane.......................................................        159,654           0.1%
William N. Wandmacher.....................................................        155,531           0.1%
James P. Davis............................................................        157,440           0.1%
All directors and executive officers as a group (26 persons)(d)(e)........      5,998,170           2.8%

------------

 (a) Shares shown as beneficially owned include the number of shares of Common Stock that directors and executive officers have the right to acquire within 60 days after March 1, 1999 pursuant to exercisable options under the stock option plans maintained by the Company and Stone.

 (b) Shares shown include the number of shares of Common Stock held in the Savings Plan maintained by the Company and Stone as of December 31, 1998, which the executive officers have the right to vote.

 (c) Based upon a total of 215,027,312 shares of Common Stock issued and outstanding as of March 1, 1999. Percentages less than 0.1% are indicated by *.

 (d) Excludes shares of Common Stock owned by JS Group. Dr. M.W.J. Smurfit and Dr. D.F Smurfit own 7.4% and 0.5%, respectively, of the outstanding shares of JS Group. Dr. M.W.J. Smurfit and Dr. D. F. Smurfit are officers and directors of JS Group.

 (e) Excludes shares of Common Stock owned by MSLEF II and related entities.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation awarded to or earned by each of the executive officers of the Company named below (the 'Named Executive Officers') for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                                   -----------------------
                                                                                     AWARDS       PAYOUTS
                                               ANNUAL COMPENSATION                 ----------     --------
                                   -------------------------------------------     SECURITIES       LTIP        ALL OTHER
  NAME AND PRINCIPAL                                            OTHER ANNUAL       UNDERLYING     PAYOUTS      COMPENSATION
        POSITION          YEAR     SALARY($)      BONUS($)     COMPENSATION($)      OPTIONS        ($)(a)         ($)(b)
----------------------    ----     ----------     --------     ---------------     ----------     --------     ------------

Michael W. J.             1998     $  834,000     $185,248        $       0                0      $      0       $ 32,691
  Smurfit ............    1997        834,000            0                0                0             0         26,757
  Chairman of the         1996        834,000            0           30,000                0             0         18,611
  Board

Roger W. Stone(c) ....    1998        106,250            0                0          297,000             0              0
  Former President and    1997              0            0                0                0             0              0
  Chief Executive         1996              0            0                0                0             0              0
  Officer

Richard W.                1998      1,033,008      232,502           14,281                0             0         39,271
  Graham(d) ..........    1997        900,000            0          145,494          300,000       676,611         26,768
  Former President and    1996        581,833            0            3,975          390,000             0         16,712
  Chief Executive
  Officer

Patrick J. Moore .....    1998        350,016       78,779            9,489          325,000             0          7,736
  Vice President and      1997        305,000            0           70,333          200,000       337,671          6,987
  Chief Financial         1996        230,000      104,218            5,875           57,000             0          6,566
  Officer

F. Scott                  1998        280,008      131,533            2,289           75,000             0          9,007
  Macfarlane .........    1997        264,000       42,054            5,047           60,000             0          8,370
  Vice President and      1996        255,000       14,879            5,846           62,000             0          8,132
  General
  Manager -- Folding
  Carton and Boxboard
  Mill Division

William N.                1998        291,000       99,778            1,178           75,000             0         12,767
  Wandmacher .........    1997        279,000            0              532           54,000       498,674         11,616
  Vice President and      1996        265,000            0            1,234                0             0         10,925
  General
  Manager -- Containerboard
  Mill Division

James P. Davis(e) ....    1998        256,672      180,767              851           75,000             0          8,559
  Vice President and      1997        210,000            0            3,915          100,000             0          8,692
  Area                    1996        185,000       21,960           99,548           40,000             0          8,512
  Manager -- Container
  Division

------------

 (a) Reflects amounts awarded under JSC's 1994 Long-Term Incentive Plan. Amounts were either payable in cash or deferred into the Company's Deferred Compensation Plan at the election of the Named Executive Officer.

 (b) Amounts shown under 'All Other Compensation' for 1998 include a $4,000 contribution to Stone's Savings Plan for Mr. Stone and a $5,000 contribution to JSC's Savings Plan for each of the other Named Executive Officers (other than Dr. Smurfit) and Company-paid split-dollar term life insurance premiums for Dr. Smurfit ($25,771) and Messrs. Graham ($34,271), Moore ($2,736), Macfarlane ($4,007), Wandmacher ($7,767) and Davis ($1,912). Mr. Davis also received a moving allowance of $1,647. Dr. Smurfit also had reportable (above 120% of the applicable federal long-term rate) earnings equal to $6,920 credited to his account under the Company's Deferred Compensation Capital Enhancement Plan.

 (c) Roger W. Stone began serving as President and Chief Executive Officer upon completion of the Merger on November 18, 1998 and retired from the Company as of March 31, 1999. Ray M. Curran was named to succeed Mr. Stone as President and Chief Executive Officer of the Company as of April 1, 1999. Upon his retirement, Mr. Stone received a payment of $5,833,747 under his Severance Agreement with Stone.

 (d) Richard W. Graham served as President and Chief Executive Officer of JSC until November 18, 1998. Roger W. Stone was named to succeed Mr. Graham. Mr. Graham continued to serve the Company during its transition period until his retirement on March 31, 1999, at which time he received a payment of $3,838,396 under his Severance Agreement with JSC.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (e) James P. Davis served as Vice President and General Manager -- Container Division of JSC until November 18, 1998.

     Option Grants in Last Fiscal Year -- The following table provides information concerning stock options granted to the Named Executive Officers during 1998.

                             OPTION GRANTS IN 1998

                                                                                                           POTENTIAL REALIZABLE
                                                                                                                   VALUE
                                                                                                            AT ANNUAL RATES OF
                                       NUMBER OF                                                                   STOCK
                                       SECURITIES           % OF TOTAL                                      PRICE APPRECIATION
                                       UNDERLYING         OPTIONS GRANTED     EXERCISE OR                 FOR OPTION TERM ($)(b)
                                        OPTIONS            TO EMPLOYEES       BASE PRICE     EXPIRATION   -----------------------
              NAME                      GRANTED          IN FISCAL YEAR(a)   ($ PER SHARE)      DATE          5%          10%
-------------------------------------------------------  -----------------   -------------   ----------   ----------   ----------

Michael W. J. Smurfit............                     0         N/A                 N/A            N/A           N/A          N/A
Roger W. Stone...................               297,000        18.5%            $ 11.87        1/19/08    $2,217,099   $5,618,564
Richard W. Graham................                     0         N/A                 N/A            N/A           N/A          N/A
Patrick J. Moore.................               325,000         6.9%              12.81       12/29/08     2,618,757    6,636,443
F. Scott Macfarlane..............                75,000         1.6%              12.81       12/29/08       604,328    1,531,487
William N. Wandmacher............                75,000         1.6%              12.81       12/29/08       604,328    1,531,487
James P. Davis...................                75,000         1.6%              12.81       12/29/08       604,328    1,531,487

------------

 (a) Reflects percentage of total options granted to employees in 1998 under each of Stone's and SSCC's option plans, as applicable.

 (b) The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

     As of December 31, 1998, there were approximately 36,500,000 shares of Common Stock reserved for issuance under all of the stock-based incentive plans of the Company and Stone, including approximately 4,500,000 shares available for future grants.

     Option Exercises and Year-End Value Table -- The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of the end of 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUE

                                                                                  NUMBER OF
                                                                            SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                                             UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                SHARES                      AT JANUARY 1, 1999(#)      AT JANUARY 1, 1999($)(a)
                                              ACQUIRED ON      VALUE      -------------------------    -------------------------
                NAME                          EXERCISE(#)     REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-----------------------------------------------------------   --------    -------------------------    -------------------------

Michael W. J. Smurfit................                 0          N/A         1,026,000 /       0          $5,963,625 / $      0
Roger W. Stone.......................                 0          N/A         1,056,035 /       0           2,280,351 /        0
Richard W. Graham....................                 0          N/A           800,000 /       0           2,461,875 /        0
Patrick J. Moore.....................                 0          N/A           325,000 / 325,000           1,035,563 /  975,000
F. Scott Macfarlane..................                 0          N/A           150,000 /  75,000             589,625 /  225,000
William N. Wandmacher................                 0          N/A           150,000 /  75,000             674,063 /  225,000
James P. Davis.......................                 0          N/A           150,000 /  75,000             496,875 /  225,000

------------

 (a) The closing market value of the Common Stock on December 31, 1998 was $15.81 per share. On that date, the exercise prices per share for outstanding options held by the Named Executive Officers ranged from $10.00 to $19.82.

                                 PENSION PLANS

     The Company and its subsidiaries maintain a non-contributory pension plan for salaried employees (the 'Pension Plan') and a non-contributory supplemental income pension plan (the 'SIP') for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the Management Incentive Plan, deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of SIP, final average earnings equals the participant's average earnings, including bonuses under the Management Incentive Plan, for the five consecutive highest-paid calendar years of the participant's last 10 years of service. SIP recognizes all years of credited service.

     The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Obligations under the SIP are an unsecured liability of the Company.

       REMUNERATION                                                                EACH YEAR
-----------------------------                                                     IN EXCESS OF
FINAL AVERAGE EARNINGS          5 YEARS     10 YEARS    15 YEARS     20 YEARS      20 YEARS
-----------------------------   --------    --------    --------    ----------    ------------

     $  200,000                 $ 25,000    $ 50,000    $ 75,000    $  100,000         *
        400,000                   50,000     100,000     150,000       200,000         *
        600,000                   75,000     150,000     225,000       300,000         *
        800,000                  100,000     200,000     300,000       400,000         *
      1,000,000                  125,000     250,000     375,000       500,000         *
      1,200,000                  150,000     300,000     450,000       600,000         *
      1,400,000                  175,000     350,000     525,000       700,000         *
      1,600,000                  200,000     400,000     600,000       800,000         *
      1,800,000                  225,000     450,000     675,000       900,000         *
      2,000,000                  250,000     500,000     750,000     1,000,000         *

------------

*  An additional 1% of earnings is accrued for each year in excess of 20 years.

     Dr. Smurfit and Messrs. Graham, Moore, Macfarlane, Wandmacher and Davis participate in SIP and have 43, 40, 12, 27, 33 and 21 years of credited service, respectively. Current average earnings as of December 31, 1998, for each of the Named Executive Officers was as follows: Dr. Smurfit ($1,123,110); Mr. Graham ($790,830); Mr. Moore ($307,260); Mr. Macfarlane ($291,196); Mr. Wandmacher
($314,262) and Mr. Davis ($246,452).

                              SEVERANCE AGREEMENTS

     Mr. Stone was a party to a change in control agreement with Stone at the time of the Merger. Mr. Stone's agreement provided for a lump sum payment equal to three times his salary and bonus, plus the payment of certain fringe benefits as well as payments providing for reimbursement of golden parachute excise taxes. Mr. Graham was a party to a change of control agreement with JSC at the time of the Merger that provided for similar payments. Upon their retirement on March 31, 1999, Mr. Stone and Mr. Graham received payments of $5,833,747 and $3,838,396, respectively, under such agreements.

     Each of the other Named Executive Officers (other than Dr. Smurfit) are parties to Employment Security Agreements (the 'Severance Agreements'). Among other things, the Severance Agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain circumstances within two years after a 'change in control' (as such term is defined in the Severance Agreement). The Merger constituted a change in control under the Severance Agreement.

     The maximum JSC Severance Benefit, including the value of pension and welfare benefits, fringe benefits and perquisites payable under the Severance Agreements, which would be payable under the Severance Agreements to each of the Named Executive Officers (other than Messrs. Stone, Graham and Dr. Smurfit) in the event of termination of employment by the Company without 'cause' or resignation by the executive officer for 'good reason' is as follows:

                                                                                             MAXIMUM
                                                                                          AGGREGATE JSC
                                     INDIVIDUAL                                         SEVERANCE BENEFIT
-------------------------------------------------------------------------------------   -----------------

Patrick J. Moore, Vice President and CFO.............................................      $ 1,369,481
F. Scott Macfarlane, Vice President and General Manager -- Folding Carton and
  Boxboard Mill Division.............................................................        1,095,821
William N. Wandmacher, Vice President and General Manager -- Containerboard Mill
  Division...........................................................................          845,130
James P. Davis, Vice President and Area Manager -- Container Division................          824,717

                      REPORT OF THE COMPENSATION COMMITTEE

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Performance Graph shall not be deemed to be incorporated by reference into any such filings.

     The Compensation Committee (the 'Committee') consists of three members of the Company's Board of Directors who are not employees of the Company and who have no interlocking relationships requiring disclosure. This committee oversees the administration of executive compensation programs and determines the compensation of the executive officers, including the Chairman, Chief Executive Officer, Chief Financial Officer and certain other executives.

     The goals of the Company's executive compensation program are: to attract, retain and motivate qualified executives with outstanding abilities; to tie a significant portion of the overall compensation of executive officers to the Company's profitability; and to seek to enhance the Company's profitability by aligning the interests of executive officers with those of the Company's stockholders.

     In determining base salaries for each of the Named Executive Officers, as well as other executive officers, consideration is given to national and local salary surveys and the results of an informal, internal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size. The Committee retained an outside management consulting firm in 1998 to provide such comparable information.

     The Company's executive officers, as well as other key employees of the Company, participate in an annual management incentive plan (the 'MIP'), with awards based upon the attainment of pre-established individual goals and profit targets for the Company.

     Following the Merger, the Committee believed it would be desirable to grant awards under the Company's 1998 Long-Term Incentive Plan (the 'Long-Term Plan') to executive officers, including the officers listed above. In determining the amount and nature of awards under the Long-Term Plan to executive officers, the Committee took into account the respective scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of each executive officer. The Committee believes that past grants of stock options have successfully focused the Company's senior management on building profitability and shareholder value.

     Section 162(m) of the Internal Revenue Code of 1986 generally limits the Company's federal tax deductibility to $1 million for compensation (other than performance-based compensation) paid in any year to the Company's Chief Executive Officer and each of its four other highest paid executive officers. The Committee will generally seek to qualify compensation paid to its executive officers for deductibility under Section 162(m). The Committee will, however, retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the Committee's judgment, it is in the Company's interest to do so.

CEO COMPENSATION

     Prior to the Merger, the JSC Board's Appointment Committee established the compensation of the Chief Executive Officer. Mr. Graham's salary was based on an informal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size. Based on this assessment, Mr. Graham was awarded a base salary for 1998 of $1,033,000. Pursuant to the terms of the MIP, he also received a performance based incentive award for 1998 of $232,502.

     The Compensation Committee undertakes the responsibility for reviewing the salary level and the overall compensation of the Chief Executive Officer based upon a periodic review of peer group companies, the performance of the Company in relation to its peers and the performance of the individual. The evaluation recognizes the major role of the Chief Executive Officer in strategic initiatives to be accomplished by the Company, including cost savings measures instituted under the tenure of the Chief Executive Officer; growth in the market price for the Company's securities; and favorable corporate developments for increased sales volume. Mr. Stone was awarded an annual base salary of $850,000 and was awarded 250,000 stock options under the Long-Term Plan, which were cancelled upon the announcement of his retirement.

     Prior to Mr. Stone's retirement, Mr. Curran was awarded by the Compensation Committee an annual base salary of $1,000,000 for 1998 and was awarded 910,000 stock options under the Long-Term Plan based on his significant role in the Company's strategic initiatives including cost savings measures and divestitures. His salary and options were not adjusted as a result of his promotion to President and Chief Executive Officer.

     Submitted by the Compensation Committee of the Company's Board of Directors.


             COMPENSATION COMMITTEE
             ----------------------
             Alan E. Goldberg
             Jerry K. Pearlman
             Thomas A. Reynolds, III


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the SSCC Board or the Compensation Committee or the Appointment Committee of the JSC Board is currently or was, during the year ended December 31, 1998, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1998.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Common Stock, the S&P 500 Index and an index of a peer group of paper companies for the period from May 4, 1994, the date on which the Common Stock commenced trading on the Nasdaq Stock Market, until December 31, 1998. The peer group index comprises the following 11 medium to large sized companies whose primary business is the manufacture and sale of paper products and packaging: Chesapeake Corporation, Gaylord Container Corporation, Georgia Pacific Corporation, International Paper, Rock-Tenn Company, Sonoco Products Company, Stone Container Corporation (included through November 18, 1998), Temple-Inland Inc., Union Camp Corporation, Weyerhaeuser Company and Willamette Industries, Inc. The graph assumes the value of an investment in the Common Stock and each index was $100.00 at May 4, 1994 and that all dividends were reinvested.

                            CUMULATIVE TOTAL RETURN
                    (FROM MAY 4, 1994 TO DECEMBER 31, 1998)


                              [PERFORMANCE GRAPH]



----------------------------------------------------------------------------------------------------------------------------------
                                       MAY 4,      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                        1994           1994             1995             1996             1997             1998
----------------------------------------------------------------------------------------------------------------------------------
 Jefferson Smurfit Corporation         $100.00       $ 130.77         $  73.08         $ 123.55         $ 108.65         $ 121.64
----------------------------------------------------------------------------------------------------------------------------------
 S&P 500 Index                          100.00         105.91           145.71           179.16           238.94           307.22
----------------------------------------------------------------------------------------------------------------------------------
 Peer Group                             100.00         109.21           116.41           129.78           141.68           152.81
----------------------------------------------------------------------------------------------------------------------------------

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH JS GROUP

     Net sales by the Company to JS Group, its subsidiaries and its affiliates were $40 million for the year ended December 31, 1998. Net sales by JS Group, its subsidiaries and its affiliates to the Company were $54 million for the year ended December 31, 1998. Product sales to and purchases from JS Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

     The Company provides certain subsidiaries and affiliates of JS Group with general management and elective management services under separate management services agreements. The elective services provided include, but are not limited to, management information services, accounting, tax and internal auditing services, financial management and treasury services, manufacturing and engineering services, research and development services, employee benefit plan and management services, purchasing services, transportation services and marketing services. In consideration of general management services, the Company is paid a negotiated fee, which amounted to approximately $0.7 million for 1998. In consideration for elective services provided in 1998, the Company received reimbursements of approximately $2.5 million in 1998. In addition, the Company paid JS Group and its affiliates approximately $0.4 million in 1998 for certain other services.

     On November 18, 1998, Jefferson Smurfit Corporation (U.S.) ('JSC (U.S.)') purchased the No. 2 paperboard machine (the 'Machine') located in JSC (U.S.)'s Fernandina Beach, Florida paperboard mill (the 'Fernandina Mill') for $175 million from Smurfit Packaging Corporation, a subsidiary of SIBV ('SPC'). Until that date JSC (U.S.) and SPC were parties to an operating agreement whereby JSC (U.S.) operated and managed the Machine. JSC (U.S.) was compensated by SPC for its direct production and manufacturing costs attributable to the Machine and a portion of the indirect manufacturing, selling and administrative costs incurred by JSC (U.S.) for the entire Fernandina Mill. The compensation was determined by applying various formulae and agreed upon adjustments to the subject costs. The amounts reimbursed to JSC (U.S.) totaled $50 million in 1998.

BOARD MEMBERSHIP

     The Bylaws provide that for so long as MSLEF owns at least 1,000,000 shares of Common Stock, adjusted for any stock dividend, stock split or similar change, the Board will continue to nominate for election one designee of MSLEF, who shall be entitled to serve as Chairman of the Compensation Committee, and until November 18, 2003, shall also be entitled to serve on the Independent Committee. Pursuant to the Voting Agreement, SIBV has agreed to vote all of its shares of Common Stock in favor of MSLEF's designee for so long as MSLEF has the right to nominate such individual.

STANDSTILL AGREEMENT

     JS Group, MSLEF and the Company are parties to a Standstill Agreement, dated as of May 10, 1998, which provides, among other things, that prior to November 18, 2003: (a) JS Group is prohibited from directly or indirectly acquiring any voting securities if, after giving effect to such acquisition, it would beneficially own more than 40% of the total voting power of the outstanding securities of the Company; (b) MSLEF is prohibited from acquiring any voting securities of the Company (except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction); and (c) JS Group is prohibited from soliciting, seeking, to effect, negotiating with or providing any information to any other party with respect to, or making any statement or proposal (except for any statement or proposal in response to an acquisition or business combination proposal by a party other than JS Group or its subsidiaries), whether written or oral, to the Board of Directors of the Company or otherwise make any public announcement (except as required by law or the requirements of any relevant stock exchange or in the case of an acquisition or business combination proposal by a party other than JS Group or its subsidiaries) whatsoever with respect to, any form of acquisition or business combination transaction involving the Company or any significant portion of its assets, including, without limitation, a merger, tender offer, exchange offer or liquidation, or any restructuring, recapitalization or similar transaction with respect to the Company.

REGISTRATION RIGHTS AGREEMENT

     In connection with the Merger, the Company, SIBV, MSLEF and certain other stockholders of the Company associated with MSLEF entered into a Registration Rights Agreement dated as of May 10, 1998 (the 'Registration Rights Agreement') that grants to SIBV, MSLEF and such other stockholders (collectively, the 'Holders') certain rights to require that the Company register shares of Common Stock acquired by them prior to May 10, 1998 or issued thereafter in respect of such shares (collectively, the 'Registrable Securities'). The Registration Rights Agreement replaced a then existing registration rights agreement.

     Under the Registration Rights Agreement, and subject to certain limitations contained therein, each of SIBV and MSLEF is entitled to two demand registrations. Subject to certain exceptions specified therein, the Registration Rights Agreement entitles each of SIBV, MSLEF and the Company to include shares for its own account or, in the case of the Company, for the account of any holders of Common Stock other than the Holders, in the registrations initiated by the other parties.

     In connection with any demand registration or piggyback registration, the Company will be responsible for all expenses incurred in connection with such registration, except that each Holder will pay any underwriting discounts or commissions that may be payable in connection with the sale of its Registrable Securities. In addition, JSC will indemnify each Holder and its affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Holders may be required to make in respect thereof.

FEE AND EXPENSE REIMBURSEMENT LETTER

     Pursuant to a letter dated May 10, 1998 from the Company to JS Group and SIBV, the Company paid the fees and expenses of legal counsel to JS Group and SIBV in connection with the transactions contemplated by the Merger Agreement. Such fees and expenses aggregated $2.1 million. Under the terms of the letter, the Company also paid the fees and expenses of SIBV's financial advisor totaling $7.2 million.

RELEASE LETTER AND EXECUTIVE BONUS PROGRAM

     Pursuant to a letter dated October 2, 1998 between the Company and JS Group, the Company agreed to pay JS Group, in consideration of JS Group making Mr. Curran available to the Company to serve as an executive officer, up to $6,500,000 in reimbursement of amounts payable by JS Group to Mr. Curran (i) in relation to funding certain pension payments for his benefit, and (ii) under the terms of a long-term incentive plan maintained by JS Group. In addition, the Company agreed to reimburse Mr. Curran for all reasonable direct costs of relocation incurred by him in relation to his move to the United States and also all reasonable legal and tax advisory fees incurred by him in connection with such relocation and the purchase of a residence in Chicago.

MACMILLAN BATHURST

     On September 4, 1998, Stone announced that its Canadian subsidiary, Stone Container (Canada) Inc. ('Stone Canada') purchased a 50% partnership interest in MacMillan-Bathurst, Inc. ('MBI'), a Canadian corrugated box company, from MacMillan Bloedel Inc. for $185 million (Cdn.). Stone Canada, which already owned 50% of MBI, immediately resold the newly acquired 50% interest to a subsidiary of JS Group at the same price.

                   PROPOSAL 2 -- RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     Upon the recommendation of the Company's Audit Committee, Ernst & Young LLP, independent auditors of JSC since July 1982, have been appointed by the Board of Directors of the Company as independent auditors for the Company for the fiscal year ending December 31, 1999. This selection is being presented to the stockholders for ratification. The Board of Directors of the Company recommends a vote FOR ratification. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR ratification unless specifically directed otherwise on such proxy card.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ('SEC'). Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the period from January 1, 1998 through February 28, 1999 its executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

                                 OTHER MATTERS

     Management does not know of any other business which may be considered at the Annual Meeting. However, if any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

     The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, D.F King & Co., Inc., 77 Water Street, New York, NY 10005 has been engaged to solicit proxies for the Company. The anticipated fees of D.F. King & Co., Inc., are approximately $6,500, plus certain expenses.

         STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals submitted for inclusion in the proxy statement for the 2000 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Mr. Craig A. Hunt, Secretary, Smurfit-Stone Container Corporation, 150 N. Michigan Avenue, Chicago, Illinois 60601-7568 no later than February 28, 2000. The Company's By-Laws provide that no business may be brought before an annual meeting unless specified in the notice of meeting, brought before the meeting by or at the direction of the Board of Directors, or otherwise brought by a stockholder who has delivered notice to the Company (containing certain information specified in the By-Laws) not less than 60 or more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders. A copy of the full text of these By-Law provisions may be obtained by writing to the Corporate Secretary at the address indicated above.

                                          By Order of the Board of Directors

                                          CRAIG A. HUNT
                                          CRAIG A. HUNT
                                          Secretary

April 23, 1999

                                   APPENDIX 1
                                   PROXY CARD

COMMON STOCKHOLDERS
PROXY

                      SMURFIT-STONE CONTAINER CORPORATION

                          ANNUAL MEETING MAY 27, 1999
        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

          The undersigned stockholder of Smurfit-Stone Container Corporation, a Delaware corporation, appoints PATRICK J. MOORE and CRAIG A. HUNT, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri, on May 27, 1999 at 1:00 p.m. (C.S.T.) and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as indicated on the reverse hereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                              FOLD AND DETACH HERE




                            YOUR VOTE IS IMPORTANT!

                        YOU CAN VOTE IN ONE OF TWO WAYS:

1. Call TOLL-FREE 1-800-840-1208 using a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       OR

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                  PLEASE VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.


                                                                                                          Please mark
                                                                                                          your votes as
                                                                                                          indicated in
                                                                                                          this example  X

1. Election of Directors:                 Nominees                                         2. Ratification of the appointment of
                                                                                              Ernst & Young LLP as independent
                                                                                              auditors for the Company for 1999.
FOR all nominees  WITHHOLD AUTHORITY     01 Ray M. Curran       06 Jerry K. Pearlman
listed to the     to vote for all        02 Richard A. Giesen   07 Thomas A. Reynolds, III           FOR   AGAINST   ABSTAIN
right (except as  nominees listed        03 Alan E. Goldberg    08 Dermot F. Smurfit
marked to the     to the right.          04 Richard W. Graham   09 Michael W.J. Smurfit
contrary below)                          05 James J. O'Connor

                                                                                           On any other matter that may properly
INSTRUCTION: To withhold authority to vote for any individual nominee, write               be submitted to a vote of stockholders.
             that nominee's name on the line below.

----------------------------------------------------------------------------                   I plan to attend the meeting

                                                                                           This proxy will be voted "FOR" items 1
                                                                                           and 2 if no instruction to the contrary
                                                                                           is indicated. If any other business is
                                                                                           presented at the meeting, this proxy
                                                                                           will be voted in accordance with the
                                                                                           recommendation of management. Please
                                                                                           date, sign and mail this proxy in the
                                                                                           enclosed envelope. No postage is
                                                                                           required.


                                                                                           Dated _____________________________,1999

                                                                                           ----------------------------------------

                                                                                           ----------------------------------------
(YOU ARE REQUESTED TO COMPLETE, SIGN, AND RETURN THIS PROXY PROMPTLY)                      Please sign name or names exactly as
                                                                                           appearing on this proxy. If signing as a
                                                                                           representative, please include capacity.


                              FOLD AND DETACH HERE




                           ----------------------------
                                VOTE BY TELEPHONE

                            QUICK    EASY    IMMEDIATE
                           ----------------------------

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-840-1208 ANYTIME.
               THERE IS NO CHARGE TO YOU FOR THIS CALL.
               You will be asked to enter a CONTROL NUMBER located in the lower right of this form.

--------------------------------------------------------------------------------
OPTION A:    To vote as the Board of Directors recommends on ALL items, press 1.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OPTION B:    If you choose to vote on each item separately, press 0. You will hear these instructions:

             ITEM 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
             To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

             ITEM 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
--------------------------------------------------------------------------------

              WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.


                             THANK YOU FOR VOTING.


CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE
         1-800-840-1208 - ANYTIME
There is NO CHARGE to you for this call.